SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934





Date of Report (Date of earliest event reported):  October 17, 2001
                                                  ------------------------------


                           The Stanley Works
--------------------------------------------------------------------------------
         (Exact name of registrant as specified in charter)


  Connecticut                    1-5224                       06-0548860
----------------              ------------                -------------------
(State or other               (Commission                  (IRS Employer
jurisdiction of               File Number)                 Identification No.)
incorporation)



1000 Stanley Drive, New Britain, Connecticut            06053
--------------------------------------------------------------------------------
(Address of principal executive offices)               (Zip Code)



Registrant's telephone number, including area code: (860) 225-5111
                                                   -----------------------------



                         Not Applicable
--------------------------------------------------------------------------------
   (Former name or former address, if changed since last report)









                       Exhibit Index is located on Page 4
                               Page 1 of 16 Pages

        Item 5.     Other Events.

                    On October 17, 2001, Emmanuel A. Kampouris was elected to the Registrant's Board of Directors. Attached as Exhibit 20(ii) is a copy of the Registrant's Press Release dated October 18, 2001 announcing the election of the new director.

        Item 7.     Financial Statements and Exhibits.

               (c)   20(i)  Press Release dated October 18, 2001
                            announcing third quarter 2001 results.

                     20(ii) Press Release dated October 18, 2001 announcing the election of Emmanuel A. Kampouris to the Board of Directors.

                     20(iii)Cautionary statements relating to forward
                            looking statements included in Exhibit
                            20(i) and made today in a conference call with industry analysts, shareowners and other participants.

        Item 9.      Regulation FD Disclosure.

                           In a press release attached to this 8-K, the company provided earnings guidance and revenue projections for the fourth quarter of 2001 and full year of 2002. In a conference call held today with industry analysts, shareowners and other participants, the company reviewed the earnings guidance and revenue projections in the press release.























                               Page 2 of 16 Pages

                                    SIGNATURE




Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                THE STANLEY WORKS



Date: October 18, 2001          By:    Bruce H. Beatt
                                       -----------------------------
                                Name:  Bruce H. Beatt
                                Title: Vice President, General
                                       Counsel and Secretary































                               Page 3 of 16 Pages

                                  EXHIBIT INDEX

                           Current Report on Form 8-K
                             Dated October 18, 2001



                            Exhibit No.        Page
                            -----------        ----

                               20(i)            5

                               20(ii)          14

                               20(iii)         15




































                               Page 4 of 16 Pages

                                                               Exhibit 20(i)

FOR IMMEDIATE RELEASE


STANLEY WORKS REPORTS 3RD QUARTER NET EARNINGS OF 62 CENTS PER SHARE, UP 11% OVER PRIOR YEAR

13.6% Operating Margin Is Highest In 15 Years

New Britain, Connecticut, October 18, 2001: The Stanley Works (NYSE: "SWK") announced that third quarter net income was $54 million, or 62 cents per fully-diluted share, up 11% over last year and exceeding the 60 cents First Call consensus Wall Street estimate. Net sales of $676 million were 1% lower than last year. On a segment basis, sales decreased 3% in Tools and increased 5% in Doors.

John M. Trani, Chairman and Chief Executive Officer, commented: "Our U.S. hand tools business delivered sales growth for the second consecutive quarter due to new product sales and recent share gains, especially at Wal*Mart where the product line continues to be rolled out. Shipments of our entry door products to The Home Depot were very strong as the new product line enjoyed significant success with consumers."

"However," Mr. Trani added, "these positives were not enough to completely offset the very weak commercial and industrial markets served by the majority of our businesses. These market conditions are the weakest encountered by Stanley in at least a decade."

Gross margin was 35.4%, a decline of 40 basis points from 35.8% in the third quarter of 2000, principally from lower industrial sales. Continuing solid productivity improvements were insufficient to offset the mix shift to the retail channel.

Selling, general and administrative ("SG&A") expenses, exclusive of a one-time charge, were $147 million (21.8% of sales) and were 10% (or 190 basis points) below last year. Excluding both the one-time charge in the third quarter and the impact of the acquisition in the second quarter, SG&A expenses declined sequentially for the 7th consecutive quarter.

Mr. Trani commented: "Again this quarter we dealt with lower volume in continuing weak markets and adjusted employment levels accordingly." As a result and as previously announced, the company incurred a third-quarter charge of $5

                               Page 5 of 16 Pages
million for new severance obligations, of which $3 million was paid out during the quarter. The after-tax effect of the charge was offset by certain non-recurring tax transactions.

Operating margin was 13.6%, up 150 basis points from 12.1% last year. The year-to-date operating margin of 13.3%, if sustained through year-end, would be the company's highest operating margin in the more than 35 years its stock has been listed on the New York Stock Exchange.

Net interest expense of $6.7 million was less than the $7.2 million in the prior year due to lower interest rates. Other net expenses increased to $3.9 million versus $1.8 million last year due to higher goodwill amortization and the absence of gains from asset sales.

Cash generated by operations was $69 million, and free cash flow (after dividend payments) was $29 million, both slightly less than year-ago levels. Inventory reductions were especially noteworthy given their tendency to rise in the third quarter on a seasonal basis.

Tools sales decreased 3% from the third quarter of 2000 to $514 million. Operating margin, exclusive of the one-time charge described above, was 14.3%, an increase of 140 basis points over last year. Doors sales increased 5% to $162 million. Operating margin increased 220 basis points to 11.4% of sales, compared with 9.2% last year. Benefits from the company's relocation of its hardware business to China drove the improvement. Despite lower volume and a continuing mix shift to retail channels, performance in both segments reflected continuing productivity gains and selling, general and administrative expense reductions.

Since the events of September 11, orders have been somewhat below normal. Management's current estimate is that fourth quarter sales will be about 5% below last year. Industrial and commercial markets are likely to remain weak for the remainder of the year. In response, salaried employment reductions of 10% (about 475 positions) have been undertaken, most of which are already completed. These reductions are expected to lower SG&A expenses by $6-8 million in the fourth quarter. Additional actions will be undertaken, including facility closures and related workforce reductions. The company expects to complete these actions during the fourth quarter of 2001 and the year 2002.

These actions will require a restructuring charge to fourth quarter earnings of approximately $60 million, virtually all of which is severance-related. The cash



                               Page 6 of 16 Pages
outflow for these restructuring activities is likely to be offset by the reversion of cash proceeds from the pension-related gain recorded in the first quarter of 2001, as both are expected to occur principally during 2002.

Mr. Trani stated: "These actions should enable us to deliver fourth quarter earnings of approximately $.57 per fully-diluted share, up 5% over last year, despite an expected 5% sales decline. With a solid balance sheet, a rapidly declining cost structure and an inherent strong cash flow, we are very well positioned to outperform in this unfavorable economic environment.

For the full year 2002, these cost actions enable management to affirm its concurrence with current First Call consensus earnings estimates in the range of $2.64 per fully-diluted share, a double-digit percentage increase over 2001. Expectations are for sales to be slightly higher than 2001, principally in the second half of the year. These estimates assume that global economic conditions remain lackluster but do not deteriorate further during 2002.

The Stanley Works, an S&P 500 company, is a worldwide supplier of tools, door systems and related hardware for professional, industrial and consumer use.

Contact:   Gerard J. Gould
           Vice President, Investor Relations
           (860) 827-3833 office; (860) 658-2718 home
           ggould@stanleyworks.com



This press release contains forward-looking statements. Cautionary statements accompanying these forward-looking statements are set forth, along with this news release, in a Form 8-K filed with the Securities and Exchange Commission today. The Stanley Works corporate press releases are available on the company's Internet web site at http://www.stanleyworks.com.













                               Page 7 of 16 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
            (Unaudited, Millions of Dollars Except Per Share Amounts)

                               Third Quarter          Nine Months
                             ----------------      ------------------
                              2001      2000         2001       2000
                             ------    ------      -------     ------

NET SALES                  $ 676.1  $ 684.4     $ 1,978.8   $ 2,082.6

COSTS AND EXPENSES
  Cost of sales              436.8    439.4       1,272.6     1,324.5
  Selling, general and
    administrative           152.1    162.2         456.6       502.2
  Interest - net               6.7      7.2          20.8        20.9
  Other - net                  3.9      1.8         (12.2)       11.5
  Restructuring charge          -        -           18.3          -
                             -----   ------       -------     -------
                             599.5    610.6       1,756.1     1,859.1
                             -----    -----       -------     -------
EARNINGS BEFORE
    INCOME TAXES              76.6     73.8         222.7       223.5
  Income taxes                22.1     25.1          70.9        76.0
                              ----     ----          ----        ----
NET EARNINGS                $ 54.5   $ 48.7       $ 151.8    $  147.5
                            ======   ======       =======    ========

NET EARNINGS PER SHARE
    OF COMMON STOCK

    Basic                  $  0.64  $  0.56     $    1.77  $    1.68
                           =======  =======     =========  =========

    Diluted                $  0.62  $  0.56     $    1.74  $    1.68
                           =======  =======     =========  =========

DIVIDENDS PER SHARE        $  0.24  $  0.23     $    0.70  $    0.67
                           =======  =======     =========  =========

AVERAGE SHARES OUTSTANDING
    (in thousands)

    Basic                   85,439   86,532        85,744     87,721
                            ======   ======        ======     ======

    Diluted                 87,419   86,677        87,346     87,927
                            ======   ======        ======     ======





                               Page 8 of 16 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (Unaudited, Millions of Dollars)


                                     Sept. 29          Sept. 30
                                        2001             2000
                                     ---------         ---------
ASSETS
  Cash and cash equivalents         $   152.2       $    93.3
  Accounts receivable                   559.9           576.7
  Inventories                           432.2           388.6
  Other current assets                   96.5            72.9
                                         ----            ----
         Total current assets         1,240.8         1,131.5
                                      -------         -------
  Property, plant and equipment         506.7           505.3
  Goodwill and other intangibles        234.3           174.9
  Other assets                          157.0           111.8
                                        -----           -----
                                     $2,138.8       $ 1,923.5
                                     ========       =========


LIABILITIES AND SHAREOWNERS' EQUITY
  Short-term borrowings              $  380.4       $   293.5
  Accounts payable                      237.8           222.4
  Accrued expenses                      271.9           288.4
                                        -----           -----
       Total current liabilities        890.1           804.3
                                        -----           -----
  Long-term debt                        231.5           243.3
  Other long-term liabilities           187.1           175.1
  Shareowners' equity                   830.1           700.8
                                        -----           -----

                                    $ 2,138.8       $ 1,923.5
                                    =========       =========









                               Page 9 of 16 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                          SUMMARY OF CASH FLOW ACTIVITY
                        (Unaudited, Millions of Dollars)


                                     Third Quarter         Nine Months
                                     --------------      ----------------
                                      2001    2000        2001      2000
                                     ------  ------      ------    ------
OPERATING ACTIVITIES
   Net earnings                    $ 54.5   $ 48.7      $151.8   $147.5
   Depreciation and amortization     18.6     20.3        60.8     64.4
   Restructuring charge               -        -          18.3      -
   Changes in working capital       (11.0)   (16.7)      (75.3)   (80.1)
   Changes in other operating
      assets and liabilities          7.0     20.3       (51.7)   (11.3)
                                      ---     ----       -----    -----
   Net cash provided by
      operating activities           69.1     72.6       103.9    120.5


INVESTING AND FINANCING ACTIVITIES
 Capital and software expenditures  (20.0)   (19.3)      (56.0)   (48.1)
 Business acquisitions/dispositions   0.2      6.5       (77.9)    10.0
 Cash dividends on common stock     (20.6)   (19.8)      (59.9)   (58.5)
 Other net investing and
    financing activity              (38.7)   (29.7)      148.5    (18.6)
                                    -----    -----       -----    -----
 Net cash used in investing
    and financing activities        (79.1)   (62.3)      (45.3)  (115.2)

Increase (Decrease) in Cash
   and Cash Equivalents             (10.0)    10.3        58.6      5.3

Cash and Cash Equivalents,
   Beginning of Period              162.2     83.0        93.6     88.0
                                    -----     ----        ----     ----

Cash and Cash Equivalents,
   End of Period                   $152.2  $  93.3      $152.2   $ 93.3
                                   ======  =======      ======   ======





















                               Page 10 of 16 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                          BUSINESS SEGMENT INFORMATION
                        (Unaudited, Millions of Dollars)


                             Third Quarter             Nine Months
                            ---------------          -----------------
                             2001     2000            2001       2000
                            -----    -----           ------     ------
INDUSTRY SEGMENTS
Net Sales
    Tools                  $ 514.4  $ 530.6       $ 1,530.7   $ 1,621.8
    Doors                    161.7    153.8           448.1       460.8
                             -----    -----           -----       -----
    Consolidated           $ 676.1  $ 684.4       $ 1,978.8   $ 2,082.6
                           =======  =======       =========   =========



Operating Profit
    Tools                  $  68.8   $ 68.7       $   205.2   $  219.2
    Doors                     18.4     14.1            44.4       36.7
                              ----     ----            ----       ----
    Consolidated           $  87.2   $ 82.8       $   249.6   $  255.9
                           =======   ======       =========   ========




































                               Page 11 of 16 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
     Consolidated Statements of Operations and Business Segment Information
                    Excluding 2001 One-Time Charges & Credits
                           Third Quarter 2001 vs. 2000
            (Unaudited, Millions of Dollars Except Per Share Amounts)

                                             2001                    2000
                               ----------------------------------  ------------
                               Excluding
                               One-Time    One-Time
                               Charges &   Charges &
                               Credits     Credits      Reported     Reported
                               -------     -------      --------     --------
Net Sales                      $ 676.1    $   -         $   676.1    $  684.4
Cost of sales                    436.8        -             436.8       439.4
                                 -----                      -----       -----
Gross Margin                     239.3        -             239.3       245.0
                                  35.4%                      35.4%       35.8%

SG&A Expenses                    147.3       4.8            152.1       162.2
                                 -----       ---            -----       -----
                                  21.8%                      22.5%       23.7%

Operating profit                  92.0      (4.8)            87.2        82.8
                                  13.6%                      12.9%       12.1%

Interest, net                      6.9      (0.2)             6.7         7.2
Other, net                         3.9                        3.9         1.8
                                   ---      -----             ---         ---
Earnings before income taxes      81.2      (4.6)            76.6        73.8
Income taxes                      26.7      (4.6)            22.1        25.1
                                  ----      ----             ----        ----
                                  32.9%                      28.9%       34.0%

Net earnings                   $  54.5    $   -          $   54.5     $  48.7
                               =======     =====          ========     =======

Average shares
 outstanding (diluted)          87,419      87,419         87,419      86,677

Earnings per share (diluted)   $  0.62    $   0.00       $   0.62     $  0.56
                               =======    ========        ========     =======

INDUSTRY SEGMENTS
Net sales
 Tools                         $ 514.4    $   -           $ 514.4     $ 530.6
 Doors                           161.7        -             161.7       153.8
                                 -----     ------           -----       -----
 Consolidated                    676.1        -             676.1       684.4
                                 =====     ======           =====       =====

Operating profit
 Tools                         $  73.6    $ (4.8)        $   68.8     $  68.7
 Doors                            18.4        -              18.4        14.1
                                  ----     -----             ----        ----
 Consolidated                     92.0      (4.8)            87.2        82.8
                                  ----     -----             ----        ----
Interest, net                      6.9      (0.2)             6.7         7.2
Other, net                         3.9        -               3.9         1.8
                                   ---      ----              ---         ---
Earnings before income taxes   $  81.2    $ (4.6)         $  76.6     $  73.8
                               =======     ======          =======    =======







                               Page 12 of 16 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
     Consolidated Statements of Operations and Business Segment Information
           Excluding 2001 Restructuring and One-Time Charges & Credits
                                YTD 2001 vs. 2000
            (Unaudited, Millions of Dollars Except Per Share Amounts)


                                            2001                        2000
                              -------------------------------------   ---------
                               Excluding
                               Restructuring  Restructuring
                               and One-Time   and One-Time
                               Charges &      Charges &
                               Credits        Credits     Reported    Reported
                               -------        -------     --------    --------
Net Sales                     $1,979.5        $  (0.7)   $1,978.8    $2,082.6
Cost of sales                  1,267.1            5.5     1,272.6     1,324.5
                               -------            ---     -------     -------
Gross Margin                     712.4           (6.2)      706.2       758.1
                                  36.0%                      35.7%       36.4%

SG&A Expenses                    448.5            8.1       456.6       502.2
                                 -----            ---       -----       -----
                                  22.7%                      23.1%       24.1%

Operating profit                 263.9          (14.3)      249.6       255.9
                                  13.3%                      12.6%       12.3%

Interest, net                     21.0           (0.2)       20.8        20.9
Other, net                        15.4          (27.6)      (12.2)       11.5
Restructuring charge               -             18.3        18.3          -
                                 -----           ----        ----      ------
Earnings before income taxes     227.5           (4.8)      222.7       223.5
Income taxes                      75.0           (4.1)       70.9        76.0
                                  ----           ----        ----        ----
                                  33.0%                      31.8%       34.0%

Net earnings                  $  152.5      $    (0.7)    $ 151.8     $ 147.5
                              ========       =========     =======     =======

Average shares
 outstanding (diluted)          87,346         87,346      87,346      87,927

Earnings per share (diluted)  $   1.74      $    0.00   $    1.74     $  1.68
                               =======      =========    ========     =======
INDUSTRY SEGMENTS
Net sales
 Tools                        $1,531.4      $    (0.7)  $ 1,530.7     $1,621.8
 Doors                           448.1             -        448.1        460.8
                              --------       ---------    -------      -------
 Consolidated                 $1,979.5      $    (0.7)  $ 1,978.8     $2,082.6
                              ========       =========   =========     =======

Operating profit
 Tools                        $  219.2      $   (14.0)  $   205.2     $  219.2
 Doors                            44.7           (0.3)       44.4         36.7
                                  ----           ----        ----         ----
 Consolidated                 $  263.9      $   (14.3)  $   249.6     $  255.9
                                 =====           =====      =====        =====


Interest, net                 $   21.0      $    (0.2)  $    20.8     $   20.9
Other, net                        15.4          (27.6)      (12.2)        11.5
Restructuring charge                -            18.3        18.3           -
                                ------           ----        ----        -----
Earnings before income taxes  $  227.5      $    (4.8)  $   222.7     $  223.5
                              ========        ========   ========      =======




                               Page 13 of 16 Pages

                                                               Exhibit 20(ii)
FOR IMMEDIATE RELEASE

THE STANLEY WORKS ADDS EMMANUEL A. KAMPOURIS TO BOARD OF DIRECTORS

New  Britain,  Connecticut,  October 18,  2001 - - The  Board of  Directors of
The Stanley Works (NYSE: SWK) announced the election of a new member, Emmanuel A. Kampouris, retired Chairman, President and Chief Executive Officer of American Standard Companies, Inc. (NYSE: ASD), a leading supplier of air conditioning equipment, plumbing products and electronic braking and control systems.

John M. Trani, Chairman and Chief Executive Officer of The Stanley Works, stated, "We are very pleased that Mano Kampouris has joined Stanley's Board. Mano has over 30 years of general management experience with American Standard companies that have competed successfully on a global basis. In the 10 years he ran his company's Building Products sector, he gained a wealth of experience with the same customers and channels we serve. Mano will bring great value to Stanley as we continue on our journey to becoming a Great Brand."

Mr. Kampouris joined American Standard's plumbing products subsidiary in Greece in 1966. His career later included management positions of increasing responsibility in the Building Products sector and at the corporate level. He was elected president and chief executive officer in 1989, became chairman of the company's board of directors in 1993 and retired at the end of 1999.

Mr. Kampouris is a graduate of North Staffordshire College of Technology, Stroke-on-Trent, England, where he earned a degree in ceramic technology. He also earned an M.A. degree in law from Oxford University, Oxford, England.

Contact:  Gerard J. Gould
          Vice President, Investor Relations
          (860) 827-3833



                              Page 14 of 16 Pages

                                                               Exhibit 20(iii)

                              CAUTIONARY STATEMENTS
           Under the Private Securities Litigation Reform Act of 1995

Statements in the company's press release attached to this Current Report on Form 8-K and made today in a conference call with analysts, shareowners and other participants regarding the company's ability (1) to deliver fourth quarter earnings of $.57 per fully-diluted share; (2) to deliver fourth quarter sales about five percent below those achieved in the fourth quarter of 2000; (3) to affirm its concurrence with current First Call consensus earnings estimates for the full year 2002 in the range of $2.64 per diluted share; and (4) to deliver sales for the full year 2002 slightly higher than those for 2001 are forward looking and inherently subject to risk and uncertainty.

The company's ability to achieve the earnings objectives identified in the preceding paragraph is dependent on both internal and external factors, including the success of the company's marketing and sales efforts, continuing improvements in productivity and cost reductions and continued reduction of selling, general and administrative expenses as a percentage of sales, the strength of the United States economy and the strength of foreign currencies, including, without limitation, the Euro. The company's ability to achieve the expected level of revenues is dependent upon a number of factors, including (i) the ability to recruit and retain a sales force comprised of employees and manufacturers representatives, (ii) the success of the Wal-Mart program and of other initiatives to increase retail sell through and stimulate demand for the company's products, (iii) the ability of the sales force to adapt to changes made in the sales organization and achieve adequate customer coverage, (iv) the ability of the company to fulfill demand for its products, (v) the absence of increased pricing pressures from customers and competitors and the ability to defend market share in the face of price competition, and (vi) the acceptance of the company's new products in the marketplace as well as the ability to satisfy demand for these products.

The company's ability to improve its productivity and to lower the cost structure is dependent on the success of various initiatives that are underway or are being developed to improve manufacturing and sales operations and to implement related control systems, which initiatives include certain facility closures and related workforce reductions expected to be completed during the fourth quarter 2001 and in 2002. The success of these initiatives is dependent on the company's ability to increase the efficiency of its routine business processes, to develop and implement process control systems, to mitigate the effects of any material cost inflation, to develop and execute comprehensive plans for facility consolidations, the availability of vendors to perform


                               Page 15 of 16 Pages
outsourced functions, the successful recruitment and training of new employees, the resolution of any labor issues related to closing facilities, the need to respond to significant changes in product demand while any facility consolidation is in process and other unforeseen events.

The company's ability to continue to reduce selling, general and administrative expenses as a percentage of sales is dependent on various process improvement activities, the continued success of changes to the sales organization and the reduction of transaction costs. The company's ability to continue strong cash generation in 2001 is dependent on achieving its earnings growth targets and on the continued success of improvements in processes to manage inventory and receivables levels. The company's ability to achieve the objectives discussed above will also be affected by external factors. These external factors include pricing pressure and other changes within competitive markets, the continued consolidation of customers in consumer channels, increasing competition, changes in trade, monetary and fiscal policies and laws, inflation, currency exchange fluctuations, the impact of dollar/foreign currency exchange rates on the competitiveness of products, the impact of the events of September 11, 2001 and recessionary or expansive trends in the economies of the world in which the company operates.
























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